UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. )*

BERRY PETROLEUM CORPORATION

(Name of Issuer)
Common Stock, par value $0.001 per share

(Title of Class of Securities)
08579X101

(CUSIP Number)

November 9, 2018
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 08579X101	SCHEDULE 13G	Page 2 of 13 Pages

1		NAME OF REPORTING PERSONS CarVal Investors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 6,555,642
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 6,555,642
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,555,642
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.03%
12		TYPE OF REPORTING PERSON IA

CUSIP No. 08579X101	SCHEDULE 13G	Page 3 of 13 Pages

1		NAME OF REPORTING PERSONS CVI AA Lux Securities S.à r.l
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 803,348
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 803,348
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 803,348
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.98%
12		TYPE OF REPORTING PERSON OO

CUSIP No. 08579X101	SCHEDULE 13G	Page 4 of 13 Pages

1		NAME OF REPORTING PERSONS CVI AV Lux Securities S.à r.l
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 158,226
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 158,226
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 158,226
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.19%
12		TYPE OF REPORTING PERSON OO

CUSIP No. 08579X101	SCHEDULE 13G	Page 5 of 13 Pages

1		NAME OF REPORTING PERSONS CVI CVF III Lux Securities S.à r.l
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,193,056
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,193,056
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,193,056
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.91%
12		TYPE OF REPORTING PERSON OO

CUSIP No. 08579X101	SCHEDULE 13G	Page 6 of 13 Pages

1		NAME OF REPORTING PERSONS CVI CVF IV Lux Securities S.à r.l
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH3REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 721,924
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 721,924
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 721,924
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.88%
12		TYPE OF REPORTING PERSON OO

CUSIP No. 08579X101	SCHEDULE 13G	Page 7 of 13 Pages

1		NAME OF REPORTING PERSONS CVIC Lux Securities Trading S.à r.l
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,191,224
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,191,224
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,191,224
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.46%
12		TYPE OF REPORTING PERSON OO

CUSIP No. 08579X101	SCHEDULE 13G	Page 8 of 13 Pages

1		NAME OF REPORTING PERSONS CarVal CGF Lux Securities S.à r.l
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 487,864
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 487,864
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 487,864
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.60%
12		TYPE OF REPORTING PERSON OO

CUSIP No. 08579X101	SCHEDULE 13G	Page 9 of 13 Pages

Item 1.	(a) Name of Issuer

Berry Petroleum Corporation

Item 1.	(b) Address of Issuer’s Principal Executive Offices

16000 N. Dallas Parkway, Suite 500, Dallas, Texas 75248

Item 2.	(a, b, c) Names of Person Filing, Address of Principal Business Office, Citizenship:

CarVal Investors, LLC, a Delaware limited liability company, 9320 Excelsior Boulevard, 7th Floor, Hopkins, MN 55343.

CVI AA Lux Securities S.à r.l, a Luxembourg entity, c/o Carval Investors, LLC 9320, Excelsior Boulevard, 7th Floor, Hopkins, MN 55343.

CVI AV Lux Securities S.à r.l, a Luxembourg entity, c/o Carval Investors, LLC 9320, Excelsior Boulevard, 7th Floor, Hopkins, MN 55343.

CVI CVF III Lux Securities S.à r.l, a Luxembourg entity, c/o Carval Investors, LLC, 9320 Excelsior Boulevard, 7th Floor, Hopkins, MN 55343.

CVI CVF IV Lux Securities S.à r.l, a Luxembourg entity, c/o Carval Investors, LLC, 9320 Excelsior Boulevard, 7th Floor, Hopkins, MN 55343.

CVIC Lux Securities Trading S.à r.l, a Luxembourg entity, c/o Carval Investors, LLC, 9320 Excelsior Boulevard, 7th Floor, Hopkins, MN 55343.

CarVal CGF Lux Securities S.à r.l, a Luxembourg entity, c/o Carval Investors, LLC, 9320 Excelsior Boulevard, 7th Floor, Hopkins, MN 55343.

Item 2.	(d) Title of Class of Securities

Common Stock, par value $0.001 per share (the “Common Stock”)

Item 2.	(e) CUSIP No.:

08579X101

CUSIP No. 08579X101	SCHEDULE 13G	Page 10 of 13 Pages

Item 3. If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐	A non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J);

(k)	☐	A group, in accordance with §240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J), please specify the type of institution:
Not Applicable

CUSIP No. 08579X101	SCHEDULE 13G	Page 11 of 13 Pages

Item 4. Ownership

Information with respect to the Reporting Persons' ownership of the Common Stock as of November 19, 2018, is incorporated by reference to items (5) - (9) and (11) of the cover page of the respective Reporting Person.

The amount beneficially owned by each Reporting Person is determined based on 81,642,953 shares of Common Stock outstanding as of October 31, 2018, as the Issuer reported in its 10-Q filed with the SEC on November 9, 2018.

Item 5. Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6. Ownership of More Than Five Percent on Behalf of Another Person

Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

Not Applicable.

Item 8. Identification and Classification of Members of the Group

Not Applicable.

Item 9. Notice of Dissolution of Group

Not Applicable.

Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 08579X101	SCHEDULE 13G	Page 12 of 13 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 19, 2018

CarVal Investors, LLC

By:	/s/ Matthew Bogart
Matthew Bogart, General Counsel and Chief Compliance Officer

CVI AA Lux Securities S.à r.l

By:	/s/ Cécile Gadisseur
Cécile Gadisseur, Manager

CVI AV Lux Securities S.à r.l

By:	/s/ Cécile Gadisseur
Cécile Gadisseur, Manager

CVI CVF III Lux Securities S.à r.l

By:	/s/ Cécile Gadisseur
Cécile Gadisseur, Manager

CVI CVF IV Lux Securities S.à r.l

By:	/s/ Cécile Gadisseur
Cécile Gadisseur, Manager

CVIC Lux Securities Trading S.à r.l

By:	/s/ Cécile Gadisseur
Cécile Gadisseur, Manager

CarVal CGF Lux Securities S.à r.l

By:	/s/ Cécile Gadisseur
Cécile Gadisseur, Manager

CUSIP No. 08579X101	SCHEDULE 13G	Page 13 of 13 Pages

Exhibit I

JOINT FILING STATEMENT

PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated: November 19, 2018

CarVal Investors, LLC

By:	/s/ Matthew Bogart
Matthew Bogart, General Counsel and Chief Compliance Officer

CVI AA Lux Securities S.à r.l

By:	/s/ Cécile Gadisseur
Cécile Gadisseur, Manager

CVI AV Lux Securities S.à r.l

By:	/s/ Cécile Gadisseur
Cécile Gadisseur, Manager

CVI CVF III Lux Securities S.à r.l

By:	/s/ Cécile Gadisseur
Cécile Gadisseur, Manager

CVI CVF IV Lux Securities S.à r.l

By:	/s/ Cécile Gadisseur
Cécile Gadisseur, Manager

CVIC Lux Securities Trading S.à r.l

By:	/s/ Cécile Gadisseur
Cécile Gadisseur, Manager

CarVal CGF Lux Securities S.à r.l

By:	/s/ Cécile Gadisseur
Cécile Gadisseur, Manager